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Exhibit 2.h

GLADSTONE INVESTMENT CORPORATION

5,520,033 Shares of Common Stock
Issuable Upon Exercise of Transferable Rights
to Subscribe for Such Shares

SOLICITING DEALER AGREEMENT

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
APRIL 21, 2008, UNLESS EXTENDED.

To Securities Brokers and Dealers:

        Gladstone Investment Corporation (the "Company") is issuing to its stockholders of record ("Record Date Stockholders") as of the close of business on March 31, 2008 (the "Record Date") transferable rights (the "Rights") to subscribe for an aggregate of up to 5,520,033 shares share (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") upon the terms and subject to the conditions set forth in the Company's Prospectus dated January 14, 2008, as supplemented by the prospectus supplements dated March 24, 2008 and March 31, 2008 (collectively, the "Prospectus") (the "Offer"). Unless defined herein, all capitalized terms have the meanings given in the prospectus supplement dated March 24, 2008. Pursuant to the terms of the Offer, the Company is issuing each Record Date Stockholder one Right for every three shares of Common Stock owned by such Record Date Stockholder on the Record Date. Such Rights entitle their holders to acquire at the Subscription Price (as hereinafter defined) one share of Common Stock for each Right held. No fractional Rights will be issued. Any Record Date Stockholder who exercises all or a portion of the Rights initially issued to such Record Date Stockholder on the Record Date will be entitled to subscribe for any remaining, unsubscribed Shares (the "Over-Subscription Privilege") on the terms and conditions set forth in the Prospectus, which includes a description of limitations based on availability, proration and allocation preferences. Any Shares which are available after satisfying Over-Subscription Privilege requests by such Record Date Stockholders will be allocated among purchasers of Rights (and their transferees) who otherwise acquire Rights to purchase Shares pursuant to this Offer. The Rights are transferable and are expected to be listed for trading on the Nasdaq Global Select Market ("Nasdaq"). The subscription price per share will be ninety three percent (93%) of the volume-weighted average of the sales prices of the Common Stock on Nasdaq for the five (5) consecutive trading days ending on the expiration date of the Offer (the "Subscription Price"). The subscription period commences on March 31, 2008 and ends at 5:00 p.m., Eastern Time, on April 21, 2008 (the "Expiration Date"), unless and until the Company shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" with respect to the offer will mean the latest time and date on which the Offer, as so extended by the Company, will expire.

        The Company will pay Soliciting Fees (as hereinafter defined) to any qualified broker or dealer who solicits the exercise of Rights and the Over-Subscription Privilege in connection with the Offer and who complies with the procedures described below (each such broker or dealer, a "Soliciting Dealer"). Upon timely delivery to The Bank of New York Mellon, the Company's subscription agent for the Offer (the "Subscription Agent") of payment for Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a Soliciting Dealer hereunder will be entitled to receive a fee (the "Soliciting Fee") equal to one and one-half percent (1.5%) of the Subscription Price per Share purchased pursuant to exercise of the Rights and the Over-Subscription Privilege by such Soliciting Dealer's customers; provided, however that no payment shall be due with respect to the issuance of Shares until payment therefor is actually received. A qualified broker or dealer is a broker or dealer that is a member of a registered national securities exchange in the United States or the Financial Industry Regulatory Authority ("FINRA") or otherwise eligible to participate under FINRA rules.

        The Company hereby agrees to pay the Soliciting Fee payable to the undersigned Soliciting Dealer. Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and FINRA including, but not limited to, the rules pertaining to Business Conduct included in the FINRA Manual (the "Business Conduct Rules"), or any other applicable self-regulatory organization and only in those states and other jurisdictions where those solicitations and other activities may lawfully be undertaken and in accordance with the laws thereof. Compensation will not be paid for solicitations in any state or other jurisdiction in which, in the opinion of counsel to the Company, such compensation may not lawfully be paid. No Soliciting Dealer will be paid Soliciting Fees with respect to Shares purchased pursuant to an exercise of Rights for its own account or for the account of any affiliate of the Soliciting Dealer. No Soliciting Dealer or any other person is authorized by the Company to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and other authorized solicitation material furnished by the Company through the Company's information agent. No Soliciting Dealer is authorized to act as agent of the Company in any connection or transaction. In addition, nothing contained in this Soliciting Dealer Agreement will cause the Soliciting Dealer to become a partner with the Company or create any other association between the Soliciting Dealer and the Company, or will render the Company liable for the obligations of any Soliciting Dealer. The Company will be under no liability to make any payment to any Soliciting Dealer except as otherwise set forth herein.

        In order for a Soliciting Dealer to receive Soliciting Fees, the Subscription Agent must have received from such Soliciting Dealer, no later than 5:00 p.m., Eastern Time, on the Expiration Date either (i) a properly completed and duly executed Subscription Certificate with respect to Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and full payment for such Shares or (ii) a Notice of Guaranteed Delivery guaranteeing delivery to the Subscription Agent by close of business on the third business day after the Expiration Date of (a) full payment for such Shares and (b) a properly completed and duly executed Subscription Certificate with respect to Shares purchased pursuant to the Rights and the Over-Subscription Privilege. Soliciting Fees will only be paid after receipt by the Subscription Agent of a properly completed and duly executed Soliciting Dealer Agreement and a Subscription Certificate designating the Soliciting Dealer in the applicable portion thereof. In the case of a Notice of Guaranteed Delivery, Soliciting Fees will only be paid after delivery in accordance with such Notice of Guaranteed Delivery has been effected. Soliciting Fees will be paid by the Company (through the Subscription Agent) to the Soliciting Dealer by check to an address designated by the Soliciting Dealer below by the tenth business day following the day the Company issues Shares after the Expiration Date.

        All questions as to the form, validity and eligibility (including time of receipt) of this Soliciting Dealer Agreement will be determined by the Subscription Agent, in its sole discretion, which determination will be final and binding. Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery thereof must be cured within such time as the Company may determine. None of the Company, the Subscription Agent, the information agent for the Offer or any other person will be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement or incur any liability for failure to give such notification.

        Execution and delivery of this Soliciting Dealer Agreement and the acceptance of Soliciting Fees from the Company by the undersigned Soliciting Dealer shall constitute a representation and warranty by such Soliciting Dealer to the Company that: (i) it has received and reviewed the Prospectus; (ii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations thereunder, any applicable securities laws of any state or other jurisdiction where such solicitations were made, and the applicable rules and regulations of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Company through the information agent;(iv)

it has not purported to act as agent of the Company in any connection or transaction relating the Offer; (v) the information contained in this Soliciting Dealer Agreement is, to its best knowledge, true and complete; (vi) it is not affiliated with the Company; (vii) the Soliciting Fees being paid are not being paid with respect to Shares purchased by it or an affiliate pursuant to an exercise of Rights and the Over-Subscription Privilege for its own or the affiliate's account; (viii) it will not remit, directly or indirectly, any part of the Soliciting Fees paid by the Company pursuant to the terms of this Soliciting Dealer Agreement to any beneficial owner of Shares purchased pursuant to the Offer; and (ix) it has agreed to the amount of the Soliciting Fees and the terms and conditions set forth herein with respect to receiving such Soliciting Fees. By returning a Soliciting Dealer Agreement and accepting Soliciting Fees, a Soliciting Dealer will be deemed to have agreed to indemnify the Company against losses, claims, damages and liabilities to which the Company may become subject as a result of the breach of such Soliciting Dealer's representations and warranties made herein and described above. In making the foregoing representations and warranties, Soliciting Dealers are reminded of the possible applicability of the anti-manipulation rules under the Exchange Act if they have bought, sold, dealt in or traded in any Shares for their own account since the commencement of the Offer.

        The Company agrees to indemnify and hold harmless each of the Soliciting Dealers and each person, if any, who controls a Soliciting Dealer within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Exchange Act (a "controlling person") from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by such Soliciting Dealer or any such controlling person in connection with defending or investigating any such action or claim) caused by any untrue statement of a material fact contained in the Company's Registration Statement on Form N-2 (File No. 333- 147185) under the Securities Act covering the Shares or any amendment thereof or the Prospectus (as amended or supplemented if the Company has furnished any amendments or supplements thereto), or any other soliciting materials furnished by the Company through its information agent, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which such statements were made, not misleading.

        Upon expiration of the Offer, no Solicitation Fees will be payable to Soliciting Dealers with respect to Shares purchased thereafter.

        This Soliciting Dealer Agreement may be signed in two or more counterparts, each of which will be an original, with the same effect as if the signatures were upon the same instrument.

        This Soliciting Dealer Agreement will be governed by the internal laws of the Commonwealth of Virginia.

        Please execute this Soliciting Dealer Agreement below, accepting the terms and conditions set forth in this Soliciting Dealer Agreement and confirming that you are a member firm of a registered national securities exchange or of FINRA or a foreign broker or dealer not eligible for membership who has conformed to the Business Conduct Rules in making solicitations of the type being undertaken pursuant to the Offer in the United States to the same extent as if you were a member thereof, and certifying that you have solicited the purchase of the Shares pursuant to exercise of the Rights, all as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement. Please forward two executed copies of this Soliciting Dealer Agreement to: The Bank of New York, Reorganization Services, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310, Attn: Ray Vargas.

        A signed copy of this Soliciting Dealer Agreement will be promptly returned to the Soliciting Dealer at the address set forth below.

GLADSTONE INVESTMENT CORPORATION
By:	/s/ DAVID GLADSTONE
Name:	David Gladstone
Title:	Chairman and Chief Executive Officer

PLEASE COMPLETE THE INFORMATION BELOW:

Printed Firm Name	Address
Contact at Soliciting Dealer
Authorized Signature	Telephone Number
Name and Title	Facsimile Number
Dated:

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  Exhibit 2.h